HCFP/Brenner Securities, LLC

888 Seventh Avenue, 17 Floor

New York, N.Y.  10106

As of February 1, 2007

Juniper Content Corporation

56 W. 45th Street – Suite 805

New York, NY 10036

Attention:

Stuart B. Rekant

Chairman and Chief Executive Officer

Re: General Advisory Agreement

Gentlemen:

This letter agreement (the “General Advisory Agreement” or this “Agreement”) will confirm the arrangements, terms and conditions pursuant to which HCFP/Brenner Securities, LLC (“Advisor” or “HCFP”) has been retained to serve as investment banker and financial advisor to Juniper Content Corporation (the “Company”) during the Term (as defined in Section 2 hereof). For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned hereby agree to the following terms and conditions:

1.

Duties of Advisor.  The Company retains HCFP as a non-exclusive financial advisor to provide to the Company when requested by the Company from time to time, during normal business hours, upon reasonable notice, advice concerning stockholder relations, including advice regarding the preparation of reports and other releases, long-term financial planning, corporate reorganization and expansion, capital structure, borrowings and other financial assistance.  These services shall be rendered by HCFP without any direct supervision by the Company and at such time and place and in such manner (whether by conference, telephone, letter or otherwise) as HCFP may reasonably determine.  HCFP shall make available such time as it, in its sole and reasonable discretion, shall deem appropriate for the performance of its obligations under this Agreement.

2.

Term.  The term of HCFP’s engagement hereunder shall be for a period of one year commencing on February 1, 2007 (the “Term”); provided, however, that the Company may terminate this Agreement at any time if Mr. Ira Greenspan ceases to be actively involved in the day-to-day operations of HCFP.

3.

Compensation and Expense Reimbursement.

(a)

As compensation for the services rendered by HCFP hereunder, the Company shall pay HCFP a fee of One Hundred Sixty Five Thousand Dollars ($165,000) representing (i) Twenty Five Thousand Dollars ($25,000) per month for HCFP’s services during the first three months of the Term and (ii) Ten Thousand Dollars ($10,000) per month for HCFP’s services during the remainder of the Term.  Upon execution of this Agreement, the Company shall pay to HCFP Seventy Five Thousand Dollars ($75,000), representing a non-refundable payment for the first three months fee.  The remaining fee shall be payable on a monthly basis (payable no later than the fifth calendar day of such month) in an amount equal to $10,000 per month, commencing on May 1, 2007 and ending on January 1, 2008.

(b)

HCFP shall be promptly reimbursed for all reasonably out-of-pocket expenses incurred in connection with its engagement hereunder; provided however, that HCFP shall not incur out-of-pocket expenses greater than $2,500 in the aggregate without the prior approval of the Company.

(c)

The fees set forth herein shall be solely for the services set forth in paragraph 1 above and shall be in addition to (i) the fees payable to HCFP pursuant to the non-exclusive financial advisory agreement between the parties dated as of the date hereof (the “M&A Agreement”), the terms of which fees have been agreed to by the parties in the M&A Advisory Agreement or (ii) the fees that will be payable to HCFP for providing other services to the Company not specifically contemplated by Paragraph 1 of the M&A Agreement or Paragraph 1 of this Agreement, the terms of which additional fees shall be set forth in a separate written agreement between the parties prior to HCFP’s rendering of such services.

4.

Indemnification.   The Company agrees to the indemnification and other agreements set forth in Exhibit A attached hereto, the provisions of which are incorporated by reference and shall survive the termination or expiration of this Agreement.

5.

Relationship.  Nothing herein shall constitute Advisor as an employee or agent of the Company, except to such extent as might hereinafter be agreed upon in writing for a particular purpose.  Except as might hereinafter be expressly agreed, Advisor shall not have the authority to obligate or commit the Company in any manner whatsoever.

6.

Confidentiality Relating to this Agreement.  Neither the Company nor HCFP shall disclose (except to its partners, accountants and attorneys), without specific consent from the other party, any information relating to this Agreement, or any financial advisory services provided by HCFP hereunder, including without limitation, the existence of this Agreement.

7.

Assignment.  This Agreement shall not be assignable by any party except to successors to all or substantially all of the business of either party for any reason whatsoever without the prior written consent of the other party, which consent may not be unreasonably withheld by the party whose consent is required.

8.

Survival.  The provisions set forth in Paragraphs 3, 4, 6 and 10, if applicable, shall survive any termination of Advisor or of this Agreement.

9.

Amendment.  This Agreement may not be amended or modified except in writing signed by each of the parties.

10.

Governing Law.  This Agreement shall be deemed to have been made and delivered in New York City, and both this Agreement and the services contemplated hereby shall be governed as to validity, interpretation, construction, effect, and in all other respects by the internal laws of the State of New York.  Each of Advisor and the Company (a) agrees that any legal suit, action, or proceeding arising out of or relating to this Agreement and/or the transactions contemplated hereby shall be instituted exclusively in New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (b) waives any objection which it may have now or hereafter to the venue of any such suit, action, or proceeding, and (c) irrevocably consents to the jurisdiction of the New York State Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding.  Each of Advisor and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action, or proceeding in the New York State Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, and agrees that service of process upon the Company mailed by certified mail to the Company's address shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding, and service of process upon Advisor mailed by certified mail to Advisor's address shall be deemed in every respect effective service of process upon Advisor in any such suit, action, or proceeding.

HCFP is delighted to accept this engagement and looks forward to working with you.  Please confirm that the foregoing correctly sets forth our agreement by signing this enclosed duplicate of this letter in the space provided and returning it, together with a check made payable to HCFP in the amount of Seventy-Five Thousand Dollars ($75,000) in payment of the first three months fee payable under Paragraph 3(a) above, whereupon this letter shall constitute a binding agreement as of the date first above written.

Very truly yours,

HCFP/BRENNER SECURITIES, LLC

By: /s/ Avi Lipsker

Name: Avi Lipsker

Title:   Managing Director

AGREED AND ACCEPTED AS OF THE

DATE FIRST ABOVE WRITTEN:

JUNIPER CONTENT CORPORATION

By: /s/ Stuart B. Rekant

Name:  Stuart B. Rekant

Title:     Chairman and Chief Executive Officer